Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

International Battery Metals Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common shares, no par value, issuable pursuant to the Omnibus Incentive Plan	Rule 457 (c) and (h)	62,394,561	(3)	$0.107	(2)	$6,676,218	$0.00013810	$921.99
Total Offering Amounts							$6,676,218		$921.99
Total Fee Offsets									N/A
Net Fee Due									$921.99

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional common shares, no par value (the “common shares”) of International Battery Metals Ltd. (the “Registrant”) that become issuable under the 2025 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the Common Shares on the OTCQB on January 30, 2026.

(3)	Represents the maximum number of common shares available and reserved for issuance under the Omnibus Incentive Plan, together with any other security-based compensation arrangements adopted by the Registrant.